Exhibit (h)(4)

AMENDED AND RESTATED FEE WAIVER AGREEMENT

Allianz Funds

1633 Broadway

New York, NY 10019

Allianz Global Investors U.S. LLC

1633 Broadway

New York, NY 10019

August 1, 2018

Ladies and Gentlemen:

This Amended and Restated Fee Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Allianz Funds (the “Trust”), on behalf of its series as set forth in Exhibit A hereto (each a “Fund” and, together, the “Funds”), and Allianz Global Investors U.S. LLC (“AllianzGI U.S.”), on the following terms:

1.    The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.

2.    Pursuant to the Amended and Restated Administration Agreement dated October 1, 2016, as amended or supplemented from time to time (the “Administration Agreement”) and the Amended and Restated Investment Advisory Agreement dated October 1, 2016, as amended or supplemented from time to time (the “Advisory Agreement” and, together with the Administration Agreement, the “Management Agreements”), the Trust has retained AllianzGI U.S. to provide the Trust and the Funds, and the Funds’ shareholders, with investment advisory, administration and other services.

3.    During the term of this Agreement, for each Fund listed under “Fund” in Exhibit A, for the share classes of such Fund specified adjacent under “Classes,” AllianzGI U.S. shall waive its fees payable under the particular Management Agreement specified adjacent under “Affected Agreement” in the amount or according to the schedule specified adjacent under “Fee Waiver.” In each case, the amount waived will first be determined as aggregated across all share classes specified under “Classes” and then prorated among the specified share classes according to the average daily net assets attributable to each share class.

4.    This Agreement shall be effective for all funds listed on Exhibit A as of November 1, 2017 for a term lasting through October 31, 2018 except with respect to the waivers placed on AllianzGI NFJ Mid-Cap Value Fund (administration fee waiver), which became effective September 22, 2017, for a term lasting through September 30, 2019; AllianzGI Emerging Markets Opportunities Fund (advisory and administration fee waivers) and AllianzGI Focused Growth Fund (advisory and administration fee waivers), each of which was extended effective July 1, 2018, for a term lasting through October 31, 2019; and AllianzGI Small Cap Fund (administration fee waiver) which became effective on August 1, 2018, for a term lasting through August 31, 2020.

If the foregoing correctly sets forth the agreement between the Trust and AllianzGI U.S., please so indicate by signing and returning to AllianzGI U.S. the enclosed copy hereof.

Very truly yours,

ALLIANZ FUNDS

By:	/s/ Thomas Fuccillo
Name:	Thomas Fuccillo
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara Claussen
Title:	Managing Director

Exhibit A to Amended and Restated Fee Waiver Agreement

Dated as of August 1, 2018

Fund	Classes	Affected Agreement	Fee Waiver (stated as a percentage of average daily net assets of the Fund or attributable to the specified share class(es), as applicable)
AllianzGI Emerging Markets Opportunities Fund	All Classes All Classes	Advisory Agreement Administration Agreement	0.20% 0.15%

AllianzGI Income & Growth Fund	All Classes	Advisory Agreement	0.01% on net assets in excess of $2 billion, an additional 0.015% on net assets in excess of $3 billion, and an additional 0.025% on net assets in excess of $5 billion

AllianzGI NFJ Dividend Value Fund	All Classes	Advisory Agreement	0.15%; and then an additional 0.025% on net assets in excess of $7.5 billion, and an additional 0.025% on net assets in excess of $10 billion

AllianzGI NFJ International Value Fund	All Classes	Advisory Agreement	0.05%; and then an additional 0.01% on net assets in excess of $4 billion, an additional 0.015% on net assets in excess of $5 billion, and an additional 0.025% on net assets in excess of $7.5 billion

	All Classes	Administration Agreement	0.025%

AllianzGI NFJ Small-Cap Value Fund	All Classes	Advisory Agreement	0.025% on net assets in excess of $3 billion, an additional 0.025% on net assets in excess of $4 billion, and an additional 0.025% on net assets in excess of $5 billion

	All Classes	Administration Agreement	0.05%

AllianzGI Technology Fund	All Classes	Advisory Agreement	0.15%; and then an additional 0.01% on net assets in excess of $2 billion, an additional 0.015% on net assets in excess of $3 billion, and an additional 0.025% on net assets in excess of $5 billion

AllianzGI Focused Growth Fund	All Classes	Advisory Agreement	0.10%

	Class A and Class T	Administration Agreement	0.02%

AllianzGI Small-Cap Fund	All Classes	Administration Agreement	0.10%

AllianzGI NFJ Mid-Cap Value Fund	All Classes	Administration Agreement	0.22%

[Exhibit A to Allianz Funds Fee Waiver Agreement]